EXHIBIT 99.1

CatchMark Third Quarter Results Register 61% Increase in Total Revenues; Adjusted EBITDA Up 566% Year-Over-Year

ATLANTA - November 13, 2014 - In keeping with recent company guidance, CatchMark Timber Trust, Inc. (NYSE: CTT) today announced major gains for the period ended September 30, 2014.
Company highlights for the third quarter include:

•	Generated total revenues of $12.7 million for the three months ended September 30, 2014 compared to $7.9 million for the third quarter 2013, a 61% increase.

•
Registered Adjusted EBITDA of $5.2 million for the quarter compared to $0.8 million for third quarter 2013, an increase of 566%; and reduced net loss to $0.8 million from $2.5 million for the three months ended September 30, 2013.

•	Increased gross timber sales revenue by approximately 77% to $11.3 million, resulting from new acquisitions and improved operations on legacy portfolio holdings.

•	Increased total harvest volume by 62% to 396,000 tons, compared to third quarter 2013.

•	Realized increases in average net prices for pulpwood and sawtimber of 20% and 26% per ton, respectively, compared to third quarter 2013.

•	Paid a dividend of $0.125 per share to stockholders of record on August 29, 2014.

Jerry Barag, CatchMark's President and CEO, said: “The third quarter produced outsized performance from our opportunistically exploiting favorable markets and integrating new acquisitions of high quality timberlands efficiently. These results help reaffirm our guidance for the year and reflect the high production levels we can sustain on our assemblages of well-stocked properties in healthy, well-diversified markets.”

CatchMark also announced a $0.125 dividend per share for stockholders of record on November 26, 2014, payable on December 15, 2014.

Willis J. Potts, Jr., CatchMark's Chairman of the Board, said: "We are pleased that our business strategy is providing durable earnings from acquisitions of high quality timberlands and operating gains from existing assets, which we expect to support future dividend growth and attractive long-term returns for our stockholders."

Results for Three and Nine Months Ended September 30, 2014

Revenues increased to $12.7 million for the three months ended September 30, 2014 from $7.9 million for the three months ended September 30, 2013 due to an increase in timber sales revenue of $5.0 million, offset by a decrease in timberland sales revenue of $0.2 million. Gross timber sales revenue increased by approximately 77%, of which approximately 37% was generated at newly acquired properties, approximately 34% was driven by increased harvest volumes on legacy holdings (Mahrt

Timberland), and approximately 6% was from growth in realized pricing on the Mahrt Timberland from increased demand. Timberland sales revenue decreased due to selling fewer acres in 2014.

Net loss improved to $0.8 million for the three months ended September 30, 2014 from $2.5 million for the three months ended September 30, 2013 as a result of a $1.3 million decrease in operating loss, a $0.2 million increase in interest income, and a $0.3 million decrease in interest expense.

Revenues increased to $33.4 million for the nine months ended September 30, 2014 from $24.5 million for the nine months ended September 30, 2013 primarily due to an increase in timber sales revenue of $9.8 million, offset by a decrease in timberland sales revenue of $0.9 million. Gross timber sales revenue increased by approximately 49% of which approximately 21% derived from revenue generated from the newly acquired properties, approximately 22% from increased harvest volume on the Mahrt Timberland, and approximately 6% from growth in realized pricing on the Mahrt Timberland resulting from increased demand. Timberland sales revenue decreased due to selling fewer acres in 2014.

Net loss improved to $1.5 million for the first nine months of 2014 down from $7.1 million for the nine months ended September 30, 2013 as a result of a $4.5 million increase in operating income, a $0.2 million increase in interest income, and a $0.9 million decrease in interest expense.

Adjusted EBITDA

For the three months ended September 30, 2014, Adjusted EBITDA was $5.2 million, an approximately $4.4 million increase over the three months ended September 30, 2013, primarily due to a $3.6 million increase in net timber sales, a $1.1 million decrease in general and administrative expenses, and a $0.2 million increase in interest income resulting from the cancellation of the interest rate swap, offset by a $0.2 million decrease in net revenue from timberland sales and a $0.3 million increase in forestry management expenses.

For the nine months ended September 30, 2014, Adjusted EBITDA was approximately $12.1 million, an approximately $8.5 million, or 238%, increase from the nine months ended September 30, 2013, primarily due to a $7.6 million increase in net timber sales, a $2.1 million decrease in general and administrative expenses, and a $0.2 million increase in interest income resulting from the cancellation of the interest rate swap, offset by a $0.9 million decrease in net revenue from a decrease in timberland sales and a $0.6 million increase in forestry management expenses.

Update on Acquisition and Sales Activity

During October 2014, CatchMark completed the purchase of approximately 77,000 acres of timberland in three separate transactions for a total of approximately $149 million:

•	Satilla River Timberlands: 17,913 acres located in southern Georgia and Northern Florida for $34.4 million.

•	Oglethorpe Timberlands: 37,663 acres located primarily in middle Georgia for $76.3 million.

•	Beauregard Timberlands: 21,229 acres located in southwestern Louisiana for $38.5 million.

The Oglethorpe/Satilla River timberlands are expected to produce 240,000-260,000 tons of annual harvest volume (4.3-4.7 tons/acre/year) and 2.7 million tons of merchantable timber (48 tons/acre). The Beauregard acquisition is forecast to deliver 90,000-100,000 tons of annual harvest volume (4.2-4.7 tons/acre/year) and 947,000 tons of merchantable timber (44 tons/acre).

CatchMark borrowed approximately $116 million under its Multi-Draw Term Facility to fund the Oglethorpe and Beauregard transactions.

Year-to-date CatchMark has acquired approximately 121,500 acres of prime timberland throughout the southern “Fiber Basket,” expanding its timberland holdings by 44% and increasing its projected annual harvest volume in the range of 49% to 55%, or 540,000 to 590,000 tons.

Barag said: “The company will continue to deploy capital selectively, seeking acquisitions focused on the South where our analysis indicates the best relative value exists to leverage current market conditions and position for the ongoing housing recovery.”

Last week, CatchMark completed a previously announced sale of approximately 2,900 acres of land in Georgia for $9.0 million.

Changes in Levels of Timberland Activity

	Three Months Ended September 30,		Change
	2014	2013	%
Timber sales volume (tons)
Pulpwood	258,001	183,231	41%
Sawtimber (1)	138,446	61,569	125%
	396,447	244,800	62%
Net timber sales price (per ton)(2)
Pulpwood	$13	$11	20%
Sawtimber	$25	$20	26%

Timberland sales
Gross sales	$485,630	$645,436
Sales volumes (acres)	206	290
Sales price (per acre)	$2,357	$2,226

	Nine Months Ended September 30,		Change
	2014	2013	%
Timber sales volume (tons)
Pulpwood	671,541	498,108	35%
Sawtimber (1)	349,234	203,573	72%
	1,020,775	701,681	45%
Net timber sales price (per ton)(2)
Pulpwood	$13	$11	18%
Sawtimber	$24	$20	20%

Timberland sales
Gross sales	$1,575,419	$2,498,757
Sales volumes (acres)	782	1,167
Sales price (per acre)	$2,015	$2,141

(1)	Includes sales of chip-n-saw and sawtimber.

(2)
Prices per ton are rounded to the nearest dollar and shown on a stumpage basis (i.e., net of contract logging and hauling costs) and, as such, the sum of these prices multiplied by the tons sold does not equal timber sales in the accompanying consolidated statements of operations for the three months and nine months ended September 30, 2014 and 2013.

Adjusted EBITDA

The discussion below is intended to enhance the reader's understanding of our operating performance and our ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization ("EBITDA") is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as Adjusted EBITDA. As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to significant amount of timber assets subject to depletion and significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreements contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.

Our reconciliation of net loss to Adjusted EBITDA for the three and nine months ended September 30, 2014 and 2013 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss	$(763,098)	$(2,527,903)	$(1,500,557)	$(7,078,560)
Add:
Depletion	4,856,898	1,941,548	10,389,952	6,234,805
Basis of timberland sold	298,298	355,900	1,042,623	1,569,543
Amortization (1)	428,824	80,728	654,496	318,990
Stock-based compensation expense	105,262	36,667	284,536	36,667
Unrealized gain on interest rate swaps that do not qualify for hedge accounting treatment	—	—	—	(128,934)
Interest expense (1)	257,752	890,965	1,244,838	2,633,731
Adjusted EBITDA	$5,183,936	$777,905	$12,115,888	$3,586,242

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Conference Call

CatchMark will host a conference call and live webcast at 10 a.m. EST on Friday, November 14, 2014 to discuss these results.

Investors may listen to the conference call by dialing 888-430-8694 for U.S/Canada and 719-457-2645 for international callers. Participants will be asked to provide conference I.D. number 2518500. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 397,100 acres* of timberland located in Alabama, Florida, Georgia, Louisiana and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests.  For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.

* As of October 30, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located, (iii) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (iv) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (v) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vi) we may not be able to access external sources of capital at attractive rates or at all; and (vii) potential increases in interest rates could have a negative impact on our business. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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Contacts
Investors:                                                              Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                             marybeth@millerryanllc.com